Exhibit 99.1

NEWS RELEASE
For Immediate Release
TUFCO TECHNOLOGIES, INC. ANNOUNCES
FISCAL YEAR 2010 THIRD QUARTER AND FIRST NINE MONTHS RESULTS
GREEN BAY, WI (August 13, 2010)—Tufco Technologies, Inc. (NASDAQ: TFCO), a leading contract converter of branded wet and dry wipes in North America and a leader in specialty printing services and business imaging products, today announced that fiscal year 2010 third quarter sales were $24,355,000, up 11% over fiscal year 2009 third quarter sales. For the first nine months of fiscal 2010, sales were $65,272,000, compared to $64,667,000 for the first nine months of fiscal 2009, an increase of 1%.
Net loss per diluted share for the third quarter of fiscal 2010 was $87,000 or $0.02 per share compared to $0.00 net income per diluted share for the third quarter of fiscal 2009. For the first nine months of fiscal 2010, net loss per diluted share was $0.11 per share compared to $0.15 net loss per diluted share for the first nine months of fiscal 2009.
In commenting on the results, Louis LeCalsey, Tufco’s President and CEO said, “Quarter three 2010 revenues are positive to last year but significantly below pre-recession levels. While our revenues increased in the third fiscal quarter compared to last year, our earnings did not, primarily as a result of changes in our product mix and costs associated with new sales and marketing initiatives. We expect our new sales and marketing initiatives to show improving results in upcoming quarters.”
Tufco, headquartered in Green Bay, Wisconsin, has manufacturing operations in Wisconsin and North Carolina.

Information about the results reported herein, or copies of the Company’s Quarterly Reports may be obtained by calling the contact person listed below.
This press release, including the discussion of the Company’s fiscal 2010 results in comparison to fiscal 2009 contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as its ability to increase sales, changes in customer demand for its products, cancellation of production agreements by significant customers including two Contract Manufacturing customers it depends upon for a significant portion of its business, its ability to meet competitors’ prices on products to be sold under these production agreements, the effects of the economy in general, including the recent recession, the Company’s ability to refinance or replace its line of credit, which expires January 31, 2011, the Company’s inability to benefit from any general economic improvements, material increases in the cost of raw materials, competition in the Company’s product areas, the ability of management to successfully reduce operating expenses including labor and waste costs in relation to net sales, the Company’s ability to increase sales and earnings as a result of new projects, including its new canister line, the Company’s ability to successfully install new equipment on a timely basis, the Company’s ability to continue to produce new products, the Company’s ability to return to profitability and then continue to improve profitability, the Company’s ability to successfully attract new customers through its sales initiatives and strengthening its new business development efforts, and the Company’s ability to improve the run rates for its products. Therefore, the financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release

Contact:	Michael B. Wheeler, VP and CFO
Tufco Technologies, Inc.
P. O. Box 23500
Green Bay, WI 54305-3500
(920) 336-0054
(920) 336-9041 (Fax)

TUFCO TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(Amounts in 000’s)

	June 30,	September 30,
	2010	2009

ASSETS

Cash	$5	$4
Accounts Receivable — Net	13,803	11,077
Inventories — Net	13,780	10,645
Other Current Assets	1,282	1,232

Total Current Assets	28,870	22,958

Property, Plant and Equipment — Net	19,033	17,892
Goodwill — Net	7,212	7,212
Other Assets	134	129

Total	$55,249	$48,191

LIABILITIES AND STOCKHOLDERS’ EQUITY

Notes Payable — Current	$5,875	$1,270
Accounts Payable	8,618	6,861
Accrued Liabilities	733	543
Other Current Liabilities	645	464

Total Current Liabilities	15,871	9,138

Long-Term Debt	1,091	—
Deferred Income Taxes	2,280	2,612

Common Stock and Paid-in Capital	25,503	25,468
Retained Earnings	12,661	13,131
Treasury Stock	(2,157)	(2,158)

Total Stockholders’ Equity	36,007	36,441

Total	$55,249	$48,191

TUFCO TECHNOLOGIES, INC.
Condensed Consolidated Statements of Income
(Amounts in 000’s except share and per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net Sales	$24,355	$22,026	$65,272	$64,667

Cost of Sales	23,058	20,777	61,910	61,866

Gross Profit	1,297	1,249	3,362	2,801

SG&A Expense	1,388	1,249	4,022	3,845
Gain on Asset Sales	—	—	—	(37)

Operating Loss	(91)	—	(660)	(1,007)

Interest Expense	48	23	105	92
Interest Income and Other Income	—	—	(16)	(14)

Loss Before Income Taxes	(139)	(23)	(749)	(1,085)

Income Tax Benefit	(52)	(9)	(279)	(425)

Net Loss	$(87)	$(14)	$(470)	$(660)

Net Loss Per Share:
Basic	$(0.02)	$(0.00)	$(0.11)	$(0.15)
Diluted	$(0.02)	$(0.00)	$(0.11)	$(0.15)

Weighted Average Common Shares Outstanding:
Basic	4,308,947	4,314,587	4,308,947	4,356,547
Diluted	4,308,947	4,314,587	4,308,947	4,356,547